Exhibit  23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement Amendment No. 1 on Form S-1 of our report dated July 31, 2026, which includes an explanatory paragraph relating to GX Acquisition Corp. III’s ability to continue as a going concern, relating to the financial statements of GX Acquisition Corp. III as of June 30, 2026 and for the period from June 22, 2026 (inception) through June 30, 2026, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 12, 2026